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                                                                    EXHIBIT 99.1
                                                                    ------------

                                                           FOR IMMEDIATE RELEASE


     Sonic Automotive, Inc. Announces Acquisition of Don Massey Dealerships,
                             Raises Earnings Targets

CHARLOTTE, NC (January 15, 2002) - Sonic Automotive, Inc. (NYSE: SAH) announced today that it has entered into an agreement to purchase substantially all of the Don Massey Dealerships, the 19th largest dealership group in the United States. The Massey group dealerships to be acquired by Sonic represent 16 dealerships with estimated annual revenues of $1.0 billion. Of the 16 dealerships, 13 represent the Cadillac brand.

O. Bruton Smith, the Company's Chairman and Chief Executive Officer stated, "This acquisition continues the execution of our strategy to overweight our representation of luxury brands; in this case, Cadillac. Cadillac has an outstanding product plan and management team, with a solid future as General Motors' principal luxury car brand. Cadillac has announced plans to introduce 5 brand new products in the next 18 months. New leadership has reinvigorated Cadillac and General Motors, and we're pleased to become a bigger part of General Motors' dealer network. With these acquisitions, we are raising our 2002 earnings per share target to $2.38 to $2.45. For a full year in 2003, we expect the Massey group acquisition to increase earnings per share $0.30 to $0.40."

The acquisition is subject to customary closing conditions, including manufacturers' approval, and is expected to close in the second quarter of 2002. Consideration for the acquisition will be in the form of cash and 1,470,588 shares of Sonic Automotive, Inc. Class A Common Stock. The shares to be issued will be restricted from sale for one year after closing, but will have certain piggy-back registration rights in the event of a future underwritten stock offering.

"I'm pleased to have an opportunity to join with one of the largest and most successful automotive retailers. Sonic Automotive provides an exciting future and career path for the employees in our dealerships who have contributed greatly to our success. We look forward to continuing a tradition of service to our customers and communities," stated Mr. Don Massey.

Mr. Bruton Smith further stated, "With this announcement, Sonic has exceeded our previously stated acquisition target for the first three quarters of 2002 to announce the acquisition of dealerships representing at least $800 million in annual revenue. We expect our acquisition pace to slow over the next several quarters as we integrate the Massey dealerships. However, we do expect to continue acquisition activity with a focus on markets with existing operations and an established management team."

After completion of these acquisitions, Cadillac is expected to represent approximately 12% of the Company's brand portfolio. General Motors' (NYSE: GM) brands will represent approximately 20% of the Company's portfolio. We expect Cadillac's share of the Company's brand portfolio to diminish over 2002 as additional acquisitions are completed. The Massey acquisition also includes 13 collision repair centers to be acquired, which would increase Sonic's number of collision repair centers by 45%.

Of the 16 dealerships to be acquired, 11 are in markets where Sonic has an established management team and infrastructure. In these existing markets, the acquisition will improve brand diversity, build local market share and help Sonic capture the benefit of locally available economies of scale. Two significant new markets for Sonic will be added with the addition of Denver and Detroit.

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B. Scott Smith, the Company's President and Chief Operating Officer stated,
"Since many of the dealerships to be acquired are in existing markets, we expect a smooth and quick integration. All of the dealerships to be acquired are large enough to meet our operating criteria, which will further aid integration. The addition of 13 body shops and the outstanding service, parts, and used car business associated with the Cadillac brand, and these dealerships in particular, is expected to improve the Company's overall sales mix and margins."

The dealerships to be acquired are as follows:

     .    Don Massey Cadillac - Plymouth, Michigan (Detroit Metropolitan area)
     .    Don Massey Cadillac - Detroit, Michigan
     .    Capitol Cadillac - Lansing, Michigan
     .    Don Massey Cadillac - Lonetree, Colorado (Denver Metropolitan area)
     . Don Massey Pontiac-Buick-GMC - Littleton, Colorado (Denver Metropolitan area)
     .    Crest Cadillac - Nashville, Tennessee
     .    Crest Honda - Nashville, Tennessee
     .    Don Massey Cadillac-Saab - Orlando, Florida
     .    Don Massey Cadillac - Orlando, Florida
     . Don Massey Cadillac-Oldsmobile - Sanford, Florida (Orlando Metropolitan area)
     .    Don Massey Cadillac - Downey, California (Los Angeles Metropolitan
          area)
     .    Don Massey Chevrolet - Downey, California
     .    Don Massey Cadillac - Dallas, Texas
     .    Arnold Palmer Cadillac - Charlotte, North Carolina
     . Arnold Palmer Cadillac - Pineville, North Carolina (Charlotte Metropolitan area)
     .    Don Massey Cadillac - Houston, Texas

Mr. Don Massey was represented in the transaction by Stephens, Inc. of Little Rock, Arkansas.

THE COMPANY WILL HOST A CONFERENCE CALL AT 11:00 A.M. EST ON TUESDAY, JANUARY 15, 2002 TO PROVIDE ADDITIONAL COMMENTS ON THIS ACQUISITION AND ADDRESS INVESTOR QUESTIONS. TO PARTICIPATE, PLEASE DIAL 888-318-6429, SECURITY CODE: SONIC - OR YOU CAN ACCESS THE CALL AT WWW.COMPANYBOARDROOM.COM OR WWW.SONICAUTOMOTIVE.COM.
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About Sonic Automotive, Inc.
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Sonic Automotive, Inc., a Fortune 300 company and member of the Russell 2000
Index, is among the largest automotive retailers in the United States operating 154 franchises and 29 collision repair centers in Alabama, California, Florida, Georgia, Maryland, Nevada, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Virginia. Sonic Automotive can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated revenues, earnings per share growth, profit margins and brand mix, as well as the anticipated consummation of the announced acquisition. There are many factors that affect management's views about future events and trends of the Company's business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management's view, including without limitation, economic conditions, automotive industry sales trends, risks associated with acquisitions and the risk factors described in Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2001. The Company does not undertake any obligation to update forward-looking information.

Contact:  Theodore M. Wright, Chief Financial Officer of Sonic Automotive, Inc.
          (704) 532-3347.
          J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218.
          Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219.